Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AND ASSET PURCHASE AGREEMENT

THIS LICENSE AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2022 (the “Execution Date”), by and between JACOBUS PHARMACEUTICAL COMPANY, INC., a New Jersey corporation with offices located at IRL Building, 31 Schalks Crossing Road, Plainsboro, NJ (“Jacobus”) and CATALYST PHARMACEUTICALS, INC., a Delaware corporation with offices located at 355 Alhambra Circle, Suite 801, Coral Gables, FL (“Catalyst”). Jacobus and Catalyst are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Jacobus previously obtained approval from the FDA to market a product containing the Compound (as defined below) under the brand name Ruzurgi® (“Ruzurgi”) in the United States subject to New Drug Application No. 209321 (the “Ruzurgi NDA”).

B. In a decision of the U.S. Circuit Court of Appeals for the 11th Circuit in that certain litigation between Catalyst and the FDA entitled: Catalyst Pharmaceuticals, Inc. v. Xavier Becerra, et. al., No. 20-13922, as to which case Jacobus was an intervenor (the “FDA Litigation”), the Court rejected FDA’s approval of the Ruzurgi NDA, which in effect precluded Jacobus from marketing its Ruzurgi® product in the United States, following which, on February 1, 2022, the FDA converted the Ruzurgi NDA to a tentative approval thereby removing Ruzurgi from the market in the United States.

C. Jacobus has filed a petition for certiorari seeking review by the United States Supreme Court of the 11th Circuit’s decision in the FDA Litigation (case no. 21-1342) (the “Petition for Certiorari”), which has not yet been determined, although Jacobus acknowledges that it is unlikely that the U.S. Supreme Court will hear its appeal.

D. Catalyst, together with another party, has prosecuted, and Jacobus, together with other parties, has defended, actions for infringement of certain Firdapse Patents (as defined below) in the United States District Court for the District of New Jersey regarding Ruzurgi (the “Patent Litigations”).

E. Matters related to the Patent Litigations and the FDA Litigation have caused serious financial complications for Jacobus, which will result in the termination of Jacobus’ manufacturing capabilities, and will cause Jacobus to likely fail as a going concern if these disputes are not amicably resolved.

F. In order to settle these disputes, simultaneously with the execution of this Agreement, the Parties (and other parties to the Patent Litigations) are executing a Settlement Agreement in the form attached hereto as Exhibit E (“Settlement Agreement”), which will settle the Patent Litigations, and the Parties are entering into this Agreement pursuant to which Jacobus will sell, and Catalyst will purchase, the Transferred Assets (as defined below) and Jacobus will grant to Catalyst, and Catalyst will receive, an exclusive license under Licensed IP (as defined below) to research, develop, manufacture and commercialize Products in the Territory (as such capitalized terms are defined below), all upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements (the “Transactions”).

In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS

1.1 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.2 “Ancillary Agreements” means, collectively, the Patent Assignment Agreement in the form attached hereto as Exhibit A, the Assignment and Assumption Agreement in the form attached hereto as Exhibit B and the Bill of Sale in the form attached hereto as Exhibit C.

1.3 “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.4 “Bankruptcy, Equity and Indemnity Exception” has the meaning set forth in Section 3.5.

1.5 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New Jersey or the State of Florida.

1.6 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter shall commence on the Closing Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Closing Date.

1.7 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Closing Date and end on December 31, 2022.

1.8 “Catalyst Indemnified Party” has the meaning set forth in Section 7.1.

1.9 “Claim Notice” has the meaning set forth in Section 7.3(a).

1.10 “Closing” has the meaning set forth in Section 2.5.

1.11 “Closing Date” has the meaning set forth in Section 2.5.

1.12 “Competing Product” [***]

1.13 “Compound” means amifampridine, as further described on Schedule 1.13.

1.14 “Combination Product” [***]

1.15 “Confidential Information” means all information of a confidential or proprietary nature disclosed by or on behalf of a Party to the other Party (whether or not specifically labeled or identified as “confidential”), in any form or medium, including any such information that relates to the Transferred Assets, the Compound, the Products and the Licensed Products in the Territory and any rights or obligations under this Agreement, and includes the following: internal business information (including information relating to plans for studies and trials, strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; Trade Secrets and other Know-How, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. On and after the Closing Date, subject to Section 8.2, all Confidential Information relating to the Transferred Assets and Licensed Products in the Territory shall be deemed to be the Confidential Information of Catalyst, and Jacobus shall be deemed the receiving Party and Catalyst shall be deemed the disclosing Party with respect thereto.

1.16 “Confidentiality Agreement” means that that certain Confidentiality Agreement by and between Catalyst and Jacobus dated July 7, 2014, as supplemented by that certain letter agreement executed on behalf of the Parties by their outside counsel and dated June 12, 2022.

1.17 “Consent Agreements” has the meaning set forth in Section 5.3(c).

1.18 “Controlling Party” has the meaning set forth in Section 7.3(c).

1.19 “Damages” means losses, costs, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, and reasonable fees and expenses of other professionals and experts (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing an Indemnified Party’s right to indemnification against any indemnifying Party or with respect to any appeal) and penalties and interest, if any.

1.20 “Disclosure Schedule” means the disclosure schedule that has been prepared by Jacobus and delivered to Catalyst on the Execution Date.

1.21 “Dollars” or “$” means the legal tender of the United States.

1.22 “Excluded Assets” has the meaning set forth Section 2.2.

1.23 “Exploit” (or “Exploitation”) means to make, have made, import, export, use, sell, have sold, offer for sale, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, create derivative works of, conduct regulatory or legal activities with respect to, or otherwise dispose of.

1.24 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.25 “FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

1.26 “Field” means the treatment, prevention, detection, diagnosis, prognosis, palliation, monitoring or predisposition testing of any indication, disease or condition in humans.

1.27 “Firdapse” means the product containing the Compound that is being marketed and sold in the United States by Catalyst as of the Effective Date under the name Firdapse®.

1.28 [***]

1.29 “Firdapse Patent” means each patent and pending patent application Controlled by Catalyst as of the Execution Date and listed in Schedule 1.29 hereto.

1.30 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.31 “Governmental Authority” means any national, federal, regional, state, provincial, local or other governmental authority or instrumentality, legislative body, court, registrar (such as the United States Patent and Trademark Office), administrative agency, regulatory body or commission, including any multinational authority having governmental powers.

1.32 “IND” means an application filed with a Regulatory Authority in the Territory for authorization to commence clinical studies of a Licensed Product developed, used, manufactured, commercialized or Exploited in the Territory, including (a) an Investigational New Drug Application as defined in the FDCA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions in the Territory, and (c) all supplements, amendments, variations, extensions, and renewals thereof.

1.33 “Indemnification Demand” has the meaning set forth in Section 7.4(a).

1.34 “Indemnification Dispute Notice” has the meaning set forth in Section 7.4(b).

1.35 “Indemnified Party” means the Person entitled to indemnification under Section 7 of this Agreement.

1.36 “Indemnifying Party” means the Party obligated to indemnify the Indemnified Party under Section 7.

1.37 “Invention-Related Records” has the meaning set forth in Section 1.87.

1.38 “Jacobus Representative” has the meaning set forth in Section 3.6(h).

1.39 “Key Officers” of Jacobus means Laura R. Jacobus, Richard W. Pursell and Rejendrak Shah.

1.40 “Knowledge” means, with respect to a particular fact or matter and a Party, the actual knowledge of any Knowledge Party of such Party, in each case following reasonable inquiry with respect to such fact or matter.

1.41 “Knowledge Party” [***]

1.42 “Know-How” means non-public proprietary knowledge, scientific information, formulae, processes, plans, technical information, new product information, test procedures, experience, data, technology, design information, Trade Secrets, and other information and knowledge, regardless of whether patentable or patented or not. The fact that a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation, from being Know-How.

1.43 “Know-How Confidentiality Agreements” has the meaning set forth in Section 3.6(j).

1.44 “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.45 “Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

1.46 “Liability” or “Liabilities” means any and all debts, liabilities, costs, assessments, expenses, claims, losses, Damages, deficiencies and any other monetary commitments, duties and obligations, including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants and other experts and other expenses of litigation.

1.47 “Licensed IP” means the Licensed Know-How and the Licensed Trademarks.

1.48 “Licensed Know-How” means all Know-How owned or controlled by Jacobus and its Affiliates as of the Closing Date that covers or is embodied in, or is otherwise reasonably necessary or useful for the development, use, manufacture, commercialization or other Exploitation of, any Licensed Product in the Field in the Territory.

1.49 “Licensed Product” [***]

1.50 “Licensed Trademarks” means the Trademarks that are exclusively related to the Licensed Product and are set forth on Schedule 1.50 attached hereto.

1.51 “Lien” or “Liens” means any security interest, pledge, license, encumbrance, bailment (in the nature of a pledge or for purposes of security), hypothecation, mortgage, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge or other similar arrangement or interest in real or personal property or other property, including intellectual property, whether recorded or not.

1.52 “Marketing Approval” means, with respect to a country or jurisdiction in the Territory, any and all approvals (including approvals of NDAs), licenses, registrations, or authorizations of any Regulatory Authority or other Governmental Authority necessary for the commercial marketing and sale of a Licensed Product in such country or other jurisdiction.

1.53 “Material Adverse Effect” means an event, development, change, effect or circumstance that has had or could reasonably be expected to have a material and adverse effect on the Transferred Assets or the Assumed Liabilities taken as a whole; provided that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: any adverse effect resulting from (a) general business or economic conditions affecting all industries (unless such conditions affect the Transferred Assets or Assumed Liabilities to a greater degree than other similar businesses), (b) conditions generally affecting the healthcare or pharmaceutical industry (unless such conditions affect the Transferred Assets or Assumed Liabilities to a greater degree than other similar businesses), (c) the announcement, execution or delivery of this Agreement or the pendency of the Transactions, or the taking of any action required by and in accordance with this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise with any customers, suppliers, distributors, partners, employees or contractors or other business relations, (d) any change in GAAP or any change in applicable Laws or the interpretation thereof, (e) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (f) the taking of any action by Jacobus at the request or with the consent of Catalyst, or (g) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or change resulting from weather conditions.

1.54 “NDA” means a New Drug Application, as defined in the FDCA.

1.55 “Net Sales” means: [***]

1.56 “Non-Competition Term” has the meaning set forth in Section 5.11.

1.57 “Non-Controlling Party” has the meaning set forth in Section 7.3(c).

1.58 “Patents” means all rights in United States and foreign patents and patent applications (including provisional applications) published or unpublished, filed or not yet filed and patent disclosures, and including, without limitation, all divisionals, utility patents, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, and foreign counterparts of any of the foregoing.

1.59 “Permitted Liens” means any (a) Lien for accrued Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which an adequate reserve has been taken in accordance with GAAP, or (b) Lien caused by applicable Law that does not or would not be reasonably expected to detract from the current value of, or interfere with, the current use and enjoyment of any Transferred Asset subject thereto or affected thereby in the ordinary course of business of the development, manufacture, commercialization or other Exploitation of the Licensed Products in the Territory.

1.60 “Person” means any individual, Governmental Authority, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.61 “Petition for Certiorari” has the meaning set forth in the Recitals.

1.62 “Priority Review Voucher” means a priority review voucher issued by the FDA to the sponsor of a neglected disease or rare pediatric disease product application, that entitles the holder of such voucher to priority review of a single human drug application submitted under Section 505(b)(l) of the FDCA or Section 351(a) of the Public Health Service Act (42 U.S.C. 262(a)).

1.63 “Product” [***]

1.64 “Purchase Price” has the meaning set forth in Section 2.6.

1.65 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in regulating pharmaceutical products in such country or regulatory jurisdiction, including the FDA.

1.66 “Regulatory Filings” means all applications, registrations, licenses, permits, authorizations and approvals, including all non-clinical and clinical study authorization applications or notifications (including all INDs), NDAs and Marketing Approvals, and amendments and supplements to any of the foregoing, in each case related to a Licensed Product in the Territory.

1.67 “Related Contracts” has the meaning set forth in Section 5.1(b).

1.68 “Related Records” has the meaning set forth in Section 5.1(b).

1.69 “Royalty Payment” or “Royalty Payments” has the meaning set forth in Section 2.7(a).

1.70 “Royalty Term” has the meaning set forth in Section 2.7(b).

1.71 “Ruzurgi” has the meaning set forth in the Recitals.

1.72 Reserved.

1.73 “SEC” has the meaning set forth in Section 8.3(b).

1.74 “Selling Party” has the meaning set forth in Section 1.55.

1.75 “Settlement Documents” means this Agreement and the Settlement Agreement (including the Stipulation of Dismissal attached thereto as Exhibit A).

1.76 “Tax” or “Taxes” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, surtax, excise tax, transfer tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), documentary charges, recording fees, levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) payable pursuant to any tax-sharing agreement or similar contract.

1.77 “Territory” means the United States and Mexico.

1.78 “Third Party” means, with respect to either Party, any Person other than such Party or an Affiliate of such Party.

1.79 “Third-Party Claim” has the meaning set in Section 7.3(a).

1.80 “Trade Secrets” means all rights in United States and foreign trade secrets and other confidential information that derives independent economic value, actual or potential, from not being generally known to, and not readily ascertainable without improper means by, other parties, in any format, whether tangible or intangible, which in each case is the subject of reasonable efforts to maintain its confidentiality. Trade Secrets include all rights in such confidential information that is contained in non-public and unregistered or unpublished Patents.

1.81 “Transactions” has the meaning set forth in the Recitals of this Agreement.

1.82 “Transfer Taxes” has the meaning set forth Section 5.7.

1.83 “Transferred Assets” has the meaning set forth in Section 2.1.

1.84 “Transferred Contracts” means all contracts between Jacobus or its Affiliate and Third Parties that are exclusively related to Licensed Products in the Territory and are listed on Schedule 1.84.

1.85 “Transferred Materials” [***]

1.86 “Transferred Patents” means the United States Patents related to the Licensed Product set forth on Schedule 1.86 attached hereto. For clarity, Transferred Patents include the patents and patent applications set forth on Schedule 1.86 and all Patents arising from, claiming priority to, issuing on or connected with the patents and patent applications set forth on Schedule 1.86.

1.87 “Transferred Records” [***]

1.88 “United States” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.89 “Valid Claim” means a claim of an issued and unexpired patent within the Firdapse Patents that has not been held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, cancelled or admitted to be invalid or unenforceable through reissue or disclaimer.

SECTION 2. PURCHASE AND SALE; LICENSE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, effective at the Closing, Jacobus on behalf of itself and its Affiliates hereby sells, conveys, assigns and transfers to Catalyst and Catalyst hereby purchases, acquires and accepts from Jacobus and its Affiliates, free and clear of all Liens (other than Permitted Liens, if any), all of Jacobus’ and its Affiliates’ right, title, and interest in, to and under the Transferred Assets. As used herein, “Transferred Assets” means the following assets ((a) through (e)) existing as of the Closing:

(a) the Transferred Records;

(b) the Transferred Materials;

(c) the Transferred Contracts, excluding, in each case, any and all rights, defenses, claims or causes of action (including warranty claims) of Jacobus or any of its Affiliates thereunder related to Excluded Assets or Excluded Liabilities;

(d) the Transferred Patents; and

(e) all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any of the foregoing Transferred Assets, including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any Transferred Patents (collectively, “Transferred Claims”).

2.2 Excluded Assets. Catalyst is not acquiring pursuant to this Agreement or any Ancillary Agreement, and Jacobus and its Affiliates shall retain, any right, title or interest in, to or under any assets, properties or rights of Jacobus or any of its Affiliates other than the Transferred Assets (collectively, the “Excluded Assets”). Without limiting the foregoing, the following assets are Excluded Assets and will not be transferred to Catalyst at Closing pursuant to this Agreement or any Ancillary Agreement:

(a) all products and product rights other than the Licensed Products;

(b) all rights to the Licensed Products outside the Territory;

(c) all real property assets, including leasehold rights;

(d) all equipment and other fixed assets including manufacturing and packaging equipment;

(e) all Compound and other raw materials, work-in-process and inventory other than the Transferred Materials;

(f) all intellectual property rights other than the Transferred Patents;

(g) all contracts, agreements, purchase orders, quality agreements and other instruments other than the Transferred Contracts;

(h) all Regulatory Filings and supporting files, writings, data, studies and reports and all other books and records and databases other than the Transferred Records;

(i) all claims, counterclaims, defenses, causes of action, rights under warranties, rights of recovery, rights of set-off, rights of subrogation and other rights against Third Parties other than the Transferred Claims;

(j) all cash and cash equivalents on hand and in banks and all deposits and other collateral;

(k) all accounts receivable;

(l) all computer equipment and computer software;

(m) all websites, social media sites, phone, fax or similar numbers;

(n) Jacobus’ corporate name and derivations thereof;

(o) the labor and other services of all employees and contractors of Jacobus and its Affiliates and the services of all Third Party service providers that provide services to Jacobus and its Affiliates;

(p) all refunds of taxes or any prepaid taxes arising from or with respect to the Transferred Assets or Licensed IP prior to the Closing Date or arising from or with respect to the development, manufacture, packaging, promotion, distribution, marketing, use or sale of the Licensed Products prior to the Closing Date;

(q) all warranties, representations and guarantees made by suppliers, manufacturers, service providers and contractors other than those related to the Transferred Materials or other Transferred Assets;

(r) all policies, procedures, systems and protocols of Jacobus and its Affiliates with respect to the development, manufacture, packaging, promotion, distribution, marketing, use and sale of the Licensed Products;

(s) all insurance policies of Jacobus and its Affiliates and rights thereunder;

(t) all other assets and other properties used by Jacobus and its Affiliates in connection with the development, manufacture, packaging, promotion, distribution, marketing, use and sale of the Licensed Products, except for Transferred Assets;

(u) subject to Section 5.1(b), all Related Contracts and Related Records;

(v) all rights of Jacobus under this Agreement or any of the Ancillary Agreements; and

(w) the material specified in section (b) of Schedule 1.85 which is for use outside the Territory.

For clarity, nothing in this Section 2.2 limits or otherwise affects the license to Catalyst under the Licensed IP as provided in Section 2.12(a).

2.3 Assumed Liabilities. Effective at the Closing, Catalyst hereby assumes and agrees to bear, pay, perform, satisfy and discharge when due (all of the following being collectively referred to herein as the “Assumed Liabilities”):

(a) all Liabilities arising on or after the Closing Date under the Regulatory Filings transferred and assigned to Catalyst hereunder;

(b) all Liabilities relating to the prosecution, maintenance, enforcement or defense of the Transferred Patents in the United States on and after the date on which all of the transfers required under Section 2.12(c)(ii) are completed;

(c) all Liabilities arising on or after the Closing Date under the Transferred Contracts but only to the extent such Liabilities (i) do not arise from any breach, default, violation or failure to perform by Jacobus or any of its Affiliates of any provision under any Transferred Contract before the Closing Date, (ii) do not arise by reason of events or circumstances occurring prior to the Closing Date which with notice or lapse of time, would constitute or result in a breach of any Transferred Contract, (iii) if arising or relating to a circumstance in existence prior to the Closing Date, arise in accordance with the express terms of such Transferred Contracts, excluding any such Liabilities that relate to or arise from any failure to perform, improper performance, warranty or other breach, default or violation by Jacobus or any other Person under any Transferred Contract before the Closing Date, (iv) are not Excluded Liabilities, and (v) represent solely the performance of post-Closing obligations that were not required to be performed by Jacobus or any of its Affiliates under the Transferred Contracts prior to the Closing Date; and

(d) all other Liabilities arising out of, relating to or associated directly or indirectly with Catalyst’s or its Affiliates’ or any of their licensees’, sublicensees’ or distributors’ ownership, use or Exploitation of any Licensed Product or the Transferred Assets after the Closing Date.

2.4 Excluded Liabilities. Catalyst expressly does not assume and shall not be liable to bear, pay, perform, satisfy or discharge any Liability whatsoever of Jacobus or its Affiliates or relating to any of the Transferred Assets or Licensed Products, other than the Assumed Liabilities (the “Excluded Liabilities”) and Jacobus shall retain and shall bear, pay, perform, satisfy and discharge when due all Excluded Liabilities. Without limiting the foregoing, the term “Excluded Liabilities” includes the following Liabilities, whether currently existing or hereinafter created:

(a) all Liabilities to the extent related to the Excluded Assets, including any claim arising from or related to any act or omission of Jacobus or any of its Affiliates that occurred prior to the Closing Date and any Liabilities relating to the prosecution, maintenance, enforcement or defense of the Transferred Patents in the United States prior to the date on which all of the transfers required under Section 2.12(c)(ii) are completed;

(b) all Liabilities arising out of, relating to or associated directly or indirectly with any lawsuits, claims or actions related to or in connection with the research, development, testing, manufacture, storage, use, commercialization or other Exploitation of Licensed Product or the Transferred Assets, in each case, before the Closing Date, including any Liabilities arising out of, relating to or associated directly or indirectly with (i) any recall of Licensed Product prior to the Closing Date or (ii) Governmental Authority notices, inspections, claims or other actions relating to Licensed Product prior to the Closing Date, including any Form 483 or Warning Letter issued by the FDA or any comparable notice issued by any other Governmental Authority;

(c) any Liabilities arising out of, relating to or associated directly or indirectly with Jacobus’ obligations that were required to be performed by Jacobus under the Transferred Contracts prior to the Closing Date; and

(d) all other Liabilities arising out of, relating to or associated directly or indirectly with Jacobus’ or its Affiliates’ or any of their licensees’, sublicensees’ or distributors’ ownership, use or Exploitation of any Licensed Product or the Transferred Assets prior to the Closing Date, whether known or unknown, asserted or unasserted, absolute or contingent, or matured or unmatured prior to the Closing Date, and including any claim arising from or related to the Transferred Assets prior to the Closing Date.

2.5 Closing.

(a) The consummation of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) shall take place concurrently with the electronic exchange of this Agreement executed by the Parties on the Execution Date (“Closing Date”). Unless otherwise agreed in writing by the Parties, the Closing shall be deemed to have occurred at 12:00 a.m., Eastern time, on the Closing Date, such that Catalyst shall be deemed the owner of the Transferred Assets on and after the Closing Date. All events which shall occur at the Closing shall be deemed to occur simultaneously.

(b) At the Closing, the following items shall be delivered:

(i) Jacobus and Catalyst shall each deliver an executed counterpart Patent Assignment Agreement in the form attached hereto as Exhibit A;

(ii) Jacobus and Catalyst shall each deliver an executed counterpart Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(iii) Jacobus and Catalyst shall each deliver an executed counterpart Bill of Sale in the form attached hereto as Exhibit C;

(iv) Each of the Key Officers shall deliver to Catalyst an executed Non-Competition Agreement in the form attached hereto as Exhibit D;

(v) Each Party shall deliver a certificate executed by an authorized officer of the delivering Party, in his or her capacity as such, confirming the satisfaction of the conditions to Closing applicable to such Party as set forth in Section 6; and

(vi) Each Party shall deliver a certificate executed by an authorized officer of the delivering Party, in his or her capacity as such, confirming the accuracy of such Party’s representation and warranty regarding power and authority (Section 3.4, with respect to Jacobus, and Section 4.3, with respect to Catalyst), together with copies of such Party’s Articles of Incorporation, Bylaws and Board and shareholder resolutions evidencing such power and authority.

2.6 Purchase Price.

(a) In consideration of the conveyances of the Transferred Assets at Closing under Section 2.1, Catalyst shall pay to Jacobus cash consideration of thirty million Dollars ($30,000,000) (the “Purchase Price”) payable as follows: (i) a cash payment of ten million Dollars ($10,000,000) on the Closing Date; (ii) a cash payment of ten million Dollars ($10,000,000) on the first anniversary of the Closing Date; and (iii) a cash payment of ten million Dollars ($10,000,000) on the second anniversary of the Closing Date. Each such payment shall be made by wire transfer of immediately available funds to an account designated by Jacobus.

(b) Within sixty (60) days after the Closing, Catalyst shall deliver to Jacobus an allocation statement reasonably acceptable to Jacobus setting forth Catalyst’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable Tax Laws (the “Allocation Statement”). Catalyst and Jacobus shall each report the Transactions, including in any Tax return, in accordance with the Allocation Statement and applicable Law, and Catalyst and Jacobus shall refrain from taking any action or position inconsistent therewith, including in any examination of any Tax return, in any refund claim or in any tax litigation. In the event of any adjustment to the Purchase Price for any reason, a supplemental Allocation Statement shall be prepared and delivered by Catalyst pursuant to this Section 2.6(b), and the Parties agree to comply with this Section 2.6(b) with respect to the supplemental Allocation Statement.

2.7 Royalty Payments.

(a) Catalyst shall pay royalties on aggregate Net Sales of all Products sold in the United States by Catalyst and its Affiliates (including Net Sales of Products sold by a Selling Party to its licensees or sublicensees in the United States) in each of the following Calendar Years during the Royalty Term at the following rates (each, a “Royalty Payment,” and, collectively, the “Royalty Payments”):

(i) For Calendar Years 2022, 2023, 2024 and 2025, one and one-half percent (1.5%) of Net Sales of Products in the United States in each such Calendar Year; provided that Catalyst shall pay a minimum annual Royalty Payment in each such Calendar Year of three million Dollars ($3,000,000); provided that such minimum annual Royalty Payment shall be prorated in the first Calendar Year and in any other period that is less than a full Calendar Year; and

(ii) For Calendar Years 2026 until the expiration of the Royalty Term in the United States, two and one-half percent (2.5%) of Net Sales of Products in the United States in each such Calendar Year; provided that Catalyst shall pay a minimum annual Royalty Payment in each such Calendar Year of five million Dollars ($5,000,000); provided [***]

[***]

2.8 [***}

2.9 Priority Review Voucher. If Catalyst receives a Priority Review Voucher for Ruzurgi® or Firdapse, Catalyst shall be the sole and exclusive owner of such Priority Review Voucher. If Catalyst receives any cash consideration arising from any sale of a Priority Review Voucher for Ruzurgi® or Firdapse to a Third Party, Catalyst shall pay to Jacobus an amount equal to fifty percent (50%) of the total cash consideration allocated to and received by Catalyst for such sale within forty-five (45) days of receipt of such consideration, or if amounts are received in installments, within forty-five (45) days of receipt each applicable installment.

2.10 Withholding. Catalyst shall be entitled to deduct and withhold all Taxes that Catalyst is required by applicable Law to deduct and withhold. All such withheld amounts shall be treated as delivered to Jacobus hereunder. Catalyst will promptly pay such withholding to the proper Governmental Authority and will furnish Jacobus with copies of any tax certificates or other documentation evidencing such withholding after remittance. Each Party shall provide to the other Party any Tax forms that may be reasonably necessary in order for Catalyst not to withhold tax or to withhold tax at a reduced rate under any applicable income tax treaty. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payment made by Catalyst to Jacobus hereunder.

2.11 Late Payments. Catalyst shall pay interest on any overdue payments from the due date until the date of payment at an annual rate of one percent (1%) per month or the maximum rate allowed by applicable Law, whichever is less.

2.12 License Grant; Patent Prosecution and Enforcement.

(a) License to Catalyst. Subject to the terms and conditions of this Agreement, Jacobus hereby grants to Catalyst, effective on the Closing Date, an exclusive (even as to Jacobus and its Affiliates), perpetual, irrevocable, royalty-bearing during the Royalty Term, transferrable license, with the right to sublicense through multiple tiers, under the Licensed IP to research, develop, make, have made, use, import, export, commercialize and otherwise Exploit Products in the Field in the Territory. For clarity, any rights not expressly granted to Catalyst under this Agreement with respect to the Licensed IP and Licensed Products will be retained by Jacobus, including the right under the Licensed IP to develop, manufacture, have manufactured and commercialize the Licensed Product outside the Territory. Furthermore, if a licensee of Jacobus outside the Territory develops a Licensed Product described in clause (b) or (c) of Section 1.49 (definition of “Licensed Product”) for sale outside the Territory and if neither Jacobus nor any of its Affiliates obtains any ownership, license or other ability to grant Catalyst a right or license to Exploit such licensee-developed Licensed Product in the Territory, then Catalyst shall not have the right under this Section 2.12(a) to Exploit such licensee-developed Licensed Product in the Territory; provided that, under no circumstances shall Jacobus, its Affiliates or any of their licensees or sublicensees have the right to Exploit such licensee-developed Licensed Product in the Territory and the restrictions in Section 5.11 shall apply to any such licensee-developed Licensed Product.

(b) License to Jacobus. Subject to the terms and conditions of this Agreement, Catalyst hereby grants to Jacobus, effective on the Closing Date, an exclusive (even as to Catalyst and its Affiliates), perpetual, irrevocable, royalty-free, transferrable license, with the right to sublicense through multiple tiers, under the Transferred Patents to research, develop, make, have made, use, import, export, commercialize and otherwise Exploit Ruzurgi in the Field solely outside the Territory.

(c) Patent Prosecution.

(i) Definitions. As used in this Section 2.12(c), the term, “Prosecution” (including, with correlative meaning, to “Prosecute”) means the preparation, filing, prosecution and maintenance of Patents including (A) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (B) post-grant proceedings, including interferences, inter partes review, reexaminations, reissues, oppositions, and the like.

(ii) Transferred Patents. Within thirty (30) days after the Closing Date, Jacobus shall transfer or cause to be transferred to Catalyst or its designee the Prosecution of all Transferred Patents in the United States, including the existing, complete patent files for all patents and patent applications within the Transferred Patents and all other records, filings, documentation and other information related to such Prosecution. Jacobus shall cooperate with Catalyst in the transfer of all Prosecution responsibilities relating to the Transferred Patents at Catalyst’s reasonable request, and Catalyst shall have the sole right, but not the obligation, to Prosecute the Transferred Patents on and after the Closing Date at Catalyst’s cost and expense.

(iii) Enforcement of Patent Rights. Each Party will notify the other within 10 days after becoming aware of any alleged or threatened infringement by a Third Party of any of the Transferred Patents in the Territory. Catalyst will have the sole right, but not the obligation, to initiate an infringement, misappropriation, or other appropriate suit against such Third Party in the Territory as to any such alleged or threatened infringement (an “Infringement Action”). Jacobus and its Affiliates will provide reasonable cooperation to Catalyst in connection with any such Infringement Action. Catalyst will pay all costs and expenses of such Infringement Action, including attorneys’ fees and court costs and reimbursement of the reasonable out-of-pocket costs incurred by Jacobus and its Affiliates in rendering assistance requested by Catalyst. If required under applicable Law in order for Catalyst to initiate or maintain such Infringement Action in the Territory, Jacobus will join as a party to such Infringement Action and will execute, and cause its Affiliates to execute, all documents necessary for Catalyst to initiate litigation to prosecute and maintain such Infringement Action. Any recoveries obtained by Catalyst or its Affiliates as a result of any proceeding in connection with an Infringement Action in the Territory will be allocated as follows: (1) first, such recovery will be used to reimburse Catalyst for all out-of-pocket litigation costs in connection with such litigation paid by Catalyst, and then to reimburse out-of-pocket litigation costs paid by Jacobus and its Affiliates (to the extent not previously reimbursed by Catalyst); and (2) second, any remaining portion of such recovery shall be deemed as revenue counting towards Net Sales of the Licensed Products in the Territory and shall be subject to the royalty obligations under this Agreement.

(iv) Infringement of Third Party Rights. If Jacobus or its Affiliates and Catalyst become the subject of a Third Party’s claim or assertion of infringement of a Patent in the Territory that is owned or controlled by such Third Party due to Catalyst’s manufacture, use, sale or importation of Licensed Product in the Territory, then Jacobus will promptly notify Catalyst within two Business Days after receipt of such claim or assertion and will include in such notice a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Catalyst will be solely responsible for the defense of any such infringement claims brought against Jacobus or its Affiliate and Catalyst (as joint defendants) in the Territory, at Catalyst’s cost and expense; provided that Catalyst will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without prior written consent of Jacobus (which shall not be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment, or other voluntary final disposition would (A) result in the admission of any liability or fault on behalf of Jacobus, (B) result in or impose any payment obligations upon Jacobus or any of its Affiliates, or (C) subject Jacobus or any of its Affiliates to an injunction outside the Territory, or otherwise limit the ability of Jacobus or any of its Affiliates to take any actions or refrain from taking any actions outside the Territory, with respect to a Licensed Product, the Licensed IP or the Compound. Catalyst will keep Jacobus informed on the status of such defense action, and Jacobus will have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF JACOBUS

Jacobus hereby represents and warrants to Catalyst as of the Closing Date, and acknowledges that Catalyst is entering into this Agreement in reliance thereon, as follows, subject to any exceptions listed on the Disclosure Schedule specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

3.1 Full Disclosure. No representation or warranty by Jacobus in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished by Jacobus to Catalyst pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.2 Organization and Standing. Jacobus Pharmaceutical Company, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

3.3 Ownership; Liens; Sufficiency of Assets; Right to License. Jacobus has good and marketable title or otherwise has transferrable rights, licenses or interests to all Transferred Assets (subject to Permitted Liens). Jacobus has no subsidiaries. No Affiliate of Jacobus has any right, title or interest in or to any Transferred Asset or any Licensed IP. The Transferred Assets are not subject to any Liens (other than Permitted Liens) and, except with respect to the Consent Agreements, there are no restrictions or limitations on the assignments, transfer or sale of the Transferred Assets to Catalyst. The Transferred Assets constitute all of the tangible and intangible assets used, held, owned, licensed or otherwise controlled by Jacobus and its Affiliates that are exclusively related to the Licensed Product in the Territory, including in connection with the Exploitation thereof, in the United States. Jacobus has the full right, power and authority to grant the license to Catalyst as purported to be granted pursuant to Section 2.12(a).

3.4 Power and Authority. (a) Jacobus has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions, (b) the execution, delivery and performance of this Agreement by Jacobus does not, and the consummation of the Transactions will not, violate any provisions of Jacobus’ or its Affiliates’ organizational documents or bylaws, or, to Jacobus’ Knowledge, violate any provisions of any Law applicable to Jacobus or its Affiliates, or any agreement, instrument, order, judgment or decree to which Jacobus or any of its Affiliates is a party or by which Jacobus or any of its Affiliates is bound, and (c) there are no claims by creditors of Jacobus or any of its Affiliates affecting the Transferred Assets or Licensed Product in the Territory or the ability of Jacobus to consummate the Transactions, except in each case as would not reasonably be expected to have a Material Adverse Effect on Jacobus or materially and adversely affect Jacobus’ ability to consummate the Transactions.

3.5 Corporate Action; Binding Effect. (a) Jacobus has duly and properly taken all action required by Law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (b) when duly executed and delivered by Jacobus, this Agreement will constitute, legal, valid and binding obligations of Jacobus enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity (the “Bankruptcy, Equity and Indemnity Exception”).

3.6 Intellectual Property.

(a) Jacobus has no Knowledge of any intellectual property of any of its Affiliates or any Third Parties that is material to or necessary for the Exploitation of the Licensed Products in the Territory.

(b) Schedule 1.86 contains a correct, current, and complete list of all Transferred Patents, specifying as to each such Transferred Patent: (i) the title, (ii) the patent or patent application serial number, and (iii) the issue, grant, or filing date and, as applicable, expiration date. The Transferred Patents listed on Schedule 1.86 are the only Patents owned or controlled by Jacobus and its Affiliates as of the Closing Date that claim or cover, or are otherwise reasonably necessary or useful for the development, use, manufacture, commercialization or other Exploitation of Licensed Products in the United States.

(c) Jacobus is the sole and exclusive legal, beneficial and record owner of all right, title and interest in and to the Transferred Patents and has the right to assign the Transferred Patents to Catalyst free and clear of all Liens (other than Permitted Liens). Other than the Transferred Patents listed on Schedule 1.86, there are no Patents in the United States owned or controlled by Jacobus or its Affiliates, and neither Jacobus nor any of its Affiliates has filed any Patents in the United States on or prior to the Closing Date, that (i) contain any claims directed to inventions within Licensed Know-How or that otherwise claim, disclose or describe any Licensed Know-How, or (ii) would be infringed by the Exploitation of the Licensed Product in the United States by Catalyst.

(d) Jacobus has no Knowledge that any issued or granted Transferred Patent is invalid, not subsisting, or unenforceable. Jacobus has no Knowledge that any of the issued or granted Transferred Patents has been declared unenforceable or otherwise invalid by any Governmental Authorities in the United States. There has not been any loss, cancellation or expiration of any issued or granted Transferred Patents in the United States and, to Jacobus’ Knowledge no such loss, cancellation or expiration of any Transferred Patents is threatened, pending or reasonably foreseeable. Jacobus has taken commercially reasonably steps to maintain and enforce the issued or granted Transferred Patents in the United States.

(e) All necessary registration, maintenance and renewal fees payable with respect to the Transferred Patents in the United States have been timely paid and all necessary documents and certificates for the Transferred Patents have been timely filed with the relevant patent authorities for the purposes of maintaining the Transferred Patents in the United States.

(f) The execution, delivery, or performance of this Agreement, or the consummation of the Transactions, will not result in the loss or impairment of or payment of any additional amounts (other than amounts payable as part of the Assumed Liabilities) with respect to Catalyst’s right to own or use the Transferred Patents. On and after the Closing Date, subject to payment, performance or discharge of all Assumed Liabilities and prosecution of the Transferred Patents in accordance with Section 2.12 and applicable Law, the Transferred Patents will be owned and available for use by Catalyst on identical terms as they were owned and available for use by Jacobus immediately prior to the Closing.

(g) Jacobus has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or that otherwise would reasonably be expected to have a Material Adverse Effect on, the ownership, use, patentability, enforceability or validity of any Transferred Patent or Licensed IP or the Exploitation of the Licensed Products or the Transferred Assets in the Territory. To Jacobus’ Knowledge, no Transferred Patent is involved in any nullity, inter partes or interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Transferred Patent is being or has been contested or challenged, and to Jacobus’ Knowledge, no such proceeding has been threatened with respect to any Transferred Patent. To Jacobus’ Knowledge, none of the Transferred Patents or Licensed IP is subject to any action or order of any Governmental Authorities (i) restricting in any manner the use, distribution, transfer, or licensing by Jacobus of any Transferred Patent or any Licensed Product or Licensed IP in the Territory, or which may have a Material Adverse Effect on the validity, use, enforceability or Exploitation of any Transferred Patent or any Licensed Product or Licensed IP in the Territory, or (ii) restricting the conduct of Jacobus in order to accommodate or avoid intellectual property rights of a Third Party.

(h) Except as set forth in Section 3.6(h) of the Disclosure Schedule:

(i) there has not been, and currently there is no, pending or, to Jacobus’ Knowledge, threatened written action, proceeding, or other written claim contesting the ownership, use, patentability, enforceability, validity, or right of Jacobus to exercise any Licensed IP or Transferred Patents;

(ii) there has not been, and currently there is no pending or, to Jacobus’ Knowledge, threatened written action or proceeding, or other written claim against Jacobus alleging actual or potential infringement, misappropriation or other violation (directly or indirectly, via contribution or inducement) of a Third Party’s Patents, trademarks, service marks, trade names, copyrights, Trade Secrets or other proprietary rights, arising from the use, development, manufacture, sale, offering for sale, licensing, distribution or other Exploitation of the Transferred Patents or the Licensed Products or Licensed IP in the Territory;

(iii) to the Knowledge of Jacobus, there is no legitimate basis for any such claims in (i) and (ii);

(iv) to the Knowledge of Jacobus, (A) Jacobus and its Affiliates have never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Patents, Know-How or other intellectual property rights of any Third Party or engaged in unfair competition in each case in connection with the creation, discovery, acquisition, development, manufacture, use or other Exploitation of any Licensed Product, Transferred Patent or Licensed IP, and (B) no Licensed IP, Transferred Patent or method or process of manufacturing or use or other Exploitation of Licensed Products by Jacobus or its Affiliates prior to the Closing Date infringes, violates, or makes unlawful use of any Patents, Know-How or other intellectual property rights misappropriated from, any Third Party;

(v) to the Knowledge of Jacobus, there has not been, and currently there is no pending or threatened written action, proceeding, or other written claim that a current or former employee, officer or director of Jacobus or any of its Affiliates (each, a “Jacobus Representative”) misappropriated or infringed any intellectual property rights of any Person that had previously employed or otherwise engaged such Jacobus Representative in relation to the Exploitation of the Licensed Products, Transferred Patents or Licensed IP and, to the Knowledge of Jacobus, there is no legitimate basis for any such assertions or claims.

(vi) to the Knowledge of Jacobus, there has not been, and currently there is no pending or threatened written action, proceeding, or other written claim that any Jacobus Representative or consultant or contractor of Jacobus or its Affiliates has any ownership interest in any of the Licensed IP or Transferred Patents, and to the Knowledge of Jacobus, there is no legitimate basis for any such assertions or claims;

(vii) Jacobus and its Affiliates have not received any written notice or written offer from any Third Party offering a license under any Third Party patents for the purpose of avoiding a claim that such patents would be infringed by the use, manufacture, sale, offering for sale, or importation of any Licensed IP, Transferred Patent or Licensed Product.

(i) To Jacobus’ Knowledge, no Person has infringed or misappropriated in the past or is currently infringing or misappropriating any Licensed IP or Transferred Patent.

(j) Jacobus and its Affiliates have taken reasonable security measures to protect the secrecy, confidentiality, and value of all Licensed Know-How that Jacobus or any of its Affiliates maintains as Trade Secrets or otherwise treats as confidential or proprietary (“Licensed Know-How Confidential Information”), including requiring certain Jacobus Representatives and certain consultants and contractors of Jacobus and its Affiliates having access to Licensed Know-How Confidential Information to execute a binding confidentiality agreement with Jacobus (“Know-How Confidentiality Agreement”). To Jacobus’ Knowledge, there has not been any breach of any Know-How Confidentiality Agreement by any such Jacobus Representative, or consultant or contractor of Jacobus or its Affiliates. To Jacobus’ Knowledge, no Jacobus Representative or consultant or contractor of Jacobus or its Affiliates with access to any Licensed Know-How Confidential Information has any right, license, claim or interest whatsoever in or with respect to any Licensed IP or Transferred Patent.

(k) Jacobus requires certain employees, officers, consultants, contractors and other Persons who developed for or on behalf of Jacobus or any of its Affiliates any part of any Licensed IP or Transferred Patent enter into a binding written agreement that conveys or obligates such person to convey, by a present, irrevocable assignment, to Jacobus or any of its Affiliates any and all right, title and interest in and to all Licensed IP and Transferred Patent developed by such person in connection with such person’s employment with or engagement by Jacobus or any of its Affiliates.

(l) Jacobus has no Knowledge that it is or will be necessary for Jacobus or any of its Affiliates to utilize any inventions of any of its or their employees made prior to or outside the scope of their employment by Jacobus or any of its Affiliates which have not been or will not be assigned to Jacobus or any of its Affiliates, in order for Catalyst to Exploit the Licensed Products or the Licensed IP or Transferred Patents in the Territory.

(m) Jacobus has not received any notice that any employee of Jacobus (i) has been or is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other contract with any Third Party by virtue of such employee being employed by, or performing services for Jacobus or using trade secrets or proprietary information of any Third Party without permission; or (ii) has developed any technology underlying the Licensed IP or Transferred Patents that is subject to any contract under which such employee has assigned or otherwise granted to any Third Party any rights (including intellectual property rights) in or to such technology.

3.7 Regulatory Matters.

(a) To Jacobus’ Knowledge, Jacobus and its Affiliates have complied, and are now complying, in all material respects with all applicable international federal, state and local Laws applicable to Jacobus’ or its Affiliates’ (as applicable) ownership, use and Exploitation of the Transferred Assets and Licensed Products in the Territory. Jacobus has delivered or will deliver to Catalyst copies of any and all reports in Jacobus’ and its Affiliates’ possession of inspectional observations, establishment inspection reports, untitled letters, warning letters and any other similar documents received by Jacobus or any of its Affiliates or any other Person with respect to the Licensed Products in the Territory, in each case that arise from a lack of compliance, in any material respect, with any applicable Laws in the Territory.

(b) In relation to Jacobus’ and its Affiliates’ Exploitation of the Licensed Product in the Territory, Jacobus has not and, to Jacobus’ Knowledge, Jacobus’ Affiliates and contactors have not (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes, or would have established at the time such statement was made, a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Authority to invoke any similar Law. In relation to the Licensed Product in the Territory, Jacobus and its Affiliates are not the subject of any pending or, to Jacobus’ Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or any Governmental Authority to invoke any similar Law. There are no FDA commitments with respect to the Licensed Product and the Transferred Assets.

(c) In relation to Jacobus’ and its Affiliates’ Exploitation of the Licensed Product in the Territory, Jacobus and its Affiliates are not subject to any pending or, to Jacobus’ Knowledge, threatened enforcement, regulatory or administrative proceedings against Jacobus or any of its Affiliates with respect to any alleged or actual violation by Jacobus or its Affiliates of any applicable Law or other requirement of any Governmental Authority relating to the Licensed Products, including under the FDCA. Jacobus has no Knowledge of any existing facts in any jurisdiction that would lead to any future enforcement, regulatory, or administrative actions that would have a Material Adverse Effect on Exploitation of the Licensed Product in the Territory, the Transferred Assets or the Transactions.

(d) Jacobus and its Affiliates have not been debarred or suspended under 21 U.S.C. §335(a) or (b), are not the subject of a conviction described in Section 306 of the FDCA, have not been excluded from a federal health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, and are not subject to any similar sanction of other Regulatory Authorities in the Territory outside of the United States (“Debarred/Excluded”) and, to Jacobus’ Knowledge, none of the Jacobus Representatives (while employed by Jacobus) involved in Exploiting the Licensed Product in the Territory has been Debarred/Excluded.

(e) Jacobus has made available or will make available to Catalyst complete and accurate copies of all information and data in Jacobus’ and its Affiliates’ possession or control relating to safety of the Licensed Product in the Territory, including summaries in Jacobus’ and its Affiliates’ possession or control of complaints and notices of alleged Licensed Product defects or adverse reactions, whether or not submitted, or required to be submitted, to a Governmental Authority in the Territory.

(f) [***]

3.8 Legal Proceedings. To Jacobus’ Knowledge, there is no pending Legal Proceeding against Jacobus or its Affiliates, and, to Jacobus’ Knowledge no Person has threatened to commence any Legal Proceeding against Jacobus or its Affiliates: (a) that involves any of the Transferred Assets or the Licensed Products and would reasonably be expected to have a Material Adverse Effect on the Transferred Assets, or the Exploitation of the Licensed Product in the Territory; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To Jacobus’ Knowledge, no event has occurred that may give rise to, or serve as a basis for, any such Legal Proceeding. Jacobus has made available or will make available to Catalyst complete and accurate copies of all complaints and claims related to Exploitation of the Licensed Products by Jacobus and its Affiliates in the Territory or the ownership or use of the Transferred Assets by Jacobus and its Affiliates that are in the possession of Jacobus or its Affiliates.

3.9 Transferred Contracts.

(a) Schedule 1.84 sets forth a correct, current, and complete list of all contracts between Jacobus or its Affiliates and Third Parties that are exclusively related to Licensed Products in the Territory. Jacobus has made available to Catalyst copies of all such contracts.

(b) (i) to Jacobus’ Knowledge each Transferred Contract is valid and binding on Jacobus and the counterparty thereto, subject to the Bankruptcy, Equity and Indemnity Exception, (ii) except as would not reasonably be expected to have any Material Adverse Effect, Jacobus is not, and to Jacobus’ Knowledge no counterparty to any Transferred Contract is, in material breach in the performance, observance or fulfillment of any obligation or covenant contained in any Transferred Contract and, to Jacobus’ Knowledge, no event has occurred, that with the giving of notice or lapse of time or both, would constitute a material breach thereunder, and (iii) Jacobus has not received: (A) any written notice from any counterparty to any Transferred Contract at any time during the past twelve (12) months regarding Jacobus’ material violation of, material default under, or such counterparty’s intention to cancel or make any material change to any Transferred Contract, (B) any communication from any counterparty to any Transferred Contract that (1) it has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with Jacobus in a manner that is, or is reasonably likely to be, adverse to Jacobus or (2) it will fail to perform, or is reasonably likely to fail to perform, its obligations under any Transferred Contract with Jacobus in any manner that is, or is reasonably likely to be, adverse in any material respect to Jacobus.

(c) There exists no event, occurrence, condition or act with respect to Jacobus or, to the Knowledge of Jacobus, with respect to any counterparty to a Transferred Contract, which, with the giving of notice or the lapse of time would reasonably be expected to give such counterparty the right to accelerate the maturity or performance of any obligation of Jacobus under any Transferred Contract, or the right to cancel, terminate or modify any Transferred Contract. Jacobus has not received any written, or to Jacobus’ Knowledge, any oral request for indemnification pursuant to any Transferred Contract to which Jacobus is party or otherwise.

3.10 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of Jacobus.

3.11 Inspections; Limitation of Warranties. Notwithstanding the delivery or disclosure to Jacobus or any of its Affiliates or any of their respective representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in Section 3 (in each case, as applicable, as qualified by the Disclosure Schedule), Jacobus has not made or is not making, and Jacobus expressly disclaims, any representation or warranty of any kind or nature, whether express or implied, at law or in equity, including with respect to the Licensed Products, the Licensed IP, the Transferred Assets or the Assumed Liabilities, Jacobus or any Affiliate of Jacobus or with respect to the accuracy or completeness of any other information provided or made available to Catalyst by or on behalf of Jacobus. Except for the representations and warranties expressly contained in Section 3 (in each case, as applicable, as qualified by the Disclosure Schedule), all Transferred Assets will be transferred to Catalyst at Closing on an “as-is” basis without warranty with respect to completeness, or compliance with any regulatory standards or regulations, or fitness for a particular purpose or any other kind of warranty whether express or implied.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF CATALYST

Catalyst hereby represents and warrants to Jacobus as of the Closing Date as follows:

4.1 Full Disclosure. No representation or warranty by Catalyst in this Agreement or any certificate or other document furnished or to be furnished by Catalyst to Jacobus pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.2 Organization and Standing. Catalyst is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.3 Power and Authority. (a) Catalyst has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions, and (b) the execution, delivery and performance of this Agreement by Catalyst does not, and the consummation of the Transactions will not, violate any provisions of Catalyst’s organizational documents or bylaws, or, to Catalyst’s Knowledge, violate any provisions of any Law applicable to Catalyst, or any agreement, instrument, order, judgment or decree to which Catalyst is a party or by which Catalyst is bound, except in each case as would not reasonably be expected to have a Material Adverse Effect on Catalyst or materially and adversely affect Catalyst’s ability to consummate the Transactions.

4.4 Corporate Action; Binding Effect. (a) Catalyst has duly and properly taken all action required by Law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (b) when duly executed and delivered by Catalyst, this Agreement will constitute, legal, valid and binding obligations of Catalyst enforceable against it in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

4.5 Legal Proceedings. There is no pending Legal Proceeding against Catalyst, and, to Catalyst’s Knowledge, no Person has threatened to commence any Legal Proceeding against Catalyst: (a) that would reasonably be expected to have a Material Adverse Effect on Catalyst’s Exploitation of Licensed Products or otherwise on Catalyst’s ability to perform its obligations under this Agreement; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

4.6 Not Debarred. Catalyst has not been debarred or suspended under 21 U.S.C. §335(a) or (b), is not the subject of a conviction described in Section 306 of the FDCA, has not been excluded from a federal health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, and is not subject to any similar sanction of other Regulatory Authorities in the Territory outside of the United States.

4.7 Solvency. No Governmental Authority order has been made or petition presented, or resolution passed for the winding-up or liquidation of Catalyst and there is not outstanding: (a) any petition or Governmental Authority order for the winding-up of Catalyst; (b) any appointment of a receiver over the whole or part of the undertaking or assets of Catalyst; (c) any petition or Governmental Authority order for administration of Catalyst; (d) any voluntary arrangement between Catalyst and its creditors; (e) any distress or execution or other process levied in respect of Catalyst which remains undischarged; or (f) any unfulfilled or unsatisfied Governmental Authority order against Catalyst.

4.8 Regulatory. In relation to Catalyst’s Exploitation of Firdapse, Catalyst is not subject to any pending or, to Catalyst’s Knowledge, threatened enforcement, regulatory or administrative proceedings against Catalyst with respect to any alleged or actual violation by Catalyst or its Affiliates of any applicable Law or other requirement of any Governmental Authority relating to Firdapse, including under the FDCA. Catalyst has no Knowledge of any existing facts in any jurisdiction that would lead to any future enforcement, regulatory, or administrative actions that would have a Material Adverse Effect on Exploitation of Firdapse in the United States.

SECTION 5. COVENANTS OF THE PARTIES

5.1 Access; Know-How Confidentiality Agreements.

(a) For a period of three (3) years after the Closing Date, Catalyst shall, and shall cause its Affiliates to, afford to Jacobus and its representatives reasonable access, during normal business hours and upon reasonable advance written notice, to review (and, if necessary and at Jacobus’ sole cost and expense, copy) the Transferred Records to the extent related to the development, manufacturing, commercialization or other Exploitation of the Licensed Products by Jacobus and its Affiliates prior to the Closing or necessary in connection with the performance by Jacobus of its agreements, covenants or obligations or enforcement of its rights under this Agreement, including in connection with Jacobus’ preparation or amendment of tax returns or preparation of financial statements.

(b) If there are any contracts between Jacobus or its Affiliate and Third Parties that are related to Licensed Products in the Territory but are not exclusively related to Licensed Products in the Territory (“Related Contracts”), or if there are any other documents or records owned by Jacobus or its Affiliates that are related to Licensed Products in the Territory but are not exclusively related to Licensed Products in the Territory (“Related Records”), then Jacobus shall use commercially reasonable efforts, on or within sixty (60) days after the Closing Date (i) to partially transfer and assign such Related Contracts and Related Records to Catalyst (with respect to subject matter related to Licensed Products in the Territory and not to other subject matter), or (ii) if such partial transfer and assignment is not possible with respect to Related Contracts, to provide Catalyst with an introduction to the applicable counterparty to such Related Contracts and facilitate direct negotiations between Catalyst and such counterparty, or (iii) if such partial transfer and assignment is not possible with respect to Related Records, to permit (if such Related Records are in the possession of Jacobus or its Affiliates) Catalyst to have access to and be provided with copies of the portions of such Related Records that are related to the Licensed Products in the Territory. If any Related Records are in the possession of a licensee, contractor or subcontractor of Jacobus or its Affiliate, then Jacobus shall use commercially reasonable efforts, on or within sixty (60) days after the Closing Date, to arrange for Catalyst to have access to and be provided with copies of the portions of such Related Records that are related to the Licensed Products in the Territory. In addition, if any documents or records that are related to the Licensed Products in the Territory are not owned by Jacobus or any of its Affiliates but are owned by and in the possession of any licensees, sublicensee, contractors or subcontractors of Jacobus or its Affiliates, then to the extent that such documents or records would constitute Related Records or Transferred Records if such documents were owned by Jacobus or its Affiliates, Jacobus shall use commercially reasonable efforts, on or within sixty (60) days after the Closing Date, to arrange for Catalyst to have access to and be provided with copies of such documents or records that are related to the Licensed Products in the Territory (either the portions thereof if such documents or records would constitute Related Records or the full documents or records that would constitute Transferred Records).

(c) Jacobus and its Affiliates will continue to enforce all Know-How Confidentiality Agreements.

5.2 [INTENTIONALLY OMITTED]

5.3 Cooperation; Transfer. After the Closing Date, Jacobus and Catalyst shall each cooperate with the other Party and its employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, from time to time after the Closing Date, upon the reasonable request of the other, execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) in order to complete the Transactions on the terms and subject to the conditions set forth herein.

(a) Without limiting the foregoing, within sixty (60) days after the Closing Date, Jacobus shall use reasonable efforts consistent with the winding down of Jacobus’ business operations for the Licensed Product in the United States to transfer to Catalyst all Licensed Know-How that is necessary or reasonably useful and sufficient for Catalyst to manufacture or have manufactured Licensed Product in or for the Territory, including supporting a technical transfer of the CMC components of the United States NDA for Ruzurgi®, in the possession or control of Jacobus or its Affiliates (including in the possession of Jacobus’ or its Affiliates’ licensees, contractors or subcontractors, including CMOs, and CDMOs, but only to the extent that Jacobus or its Affiliates have title to and the right to transfer such CMC Components), including drug substance, drug product, analytical methods and reference standards. As reasonably requested by Catalyst, Jacobus will provide commercially reasonable technical assistance and support in connection with such Licensed Know-How transfer, including by making its personnel reasonably available to Catalyst (by teleconference, videoconference or in-person) during normal business hours and by responding to Catalyst’s reasonable inquiries with respect thereto.

(b) Without limiting the above, Jacobus shall transfer to Catalyst those Transferred Records and Transferred Contracts that Jacobus is able to deliver or make available electronically within ten (10) Business Days after the Closing Date and Jacobus shall transfer to Catalyst (i) those Transferred Records and Transferred Contracts that are not available electronically, in hard copy format and (ii) all Transferred Materials, in each case ((i) and (ii)), within sixty (60) days after the Closing Date. Notwithstanding the foregoing, Jacobus shall provide copies to Catalyst of all portions of Invention-Related Records that contain information relating or referring to inventions described in the Transferred Patents, including information relating to inventorship thereof (i.e., the portions of Invention-Related Records that constitute Transferred Records), and may take reasonable additional time (beyond 60 days after the Closing Date) to scan, copy and deliver such copies to Catalyst; provided that Jacobus shall (A) retain the originals of all Invention-Related Records in their entirety, and shall not transfer, destroy or otherwise dispose of such original Invention-Related Records without the prior written consent of Catalyst, (B) store all original Invention-Related Records in their entirety in a secure location and in a manner that such records can be quickly and accurately reproduced or delivered to Catalyst when requested by Catalyst, and (C) employ reasonable measures and processes to safeguard the original Invention-Related Records in their entirety against loss, damage and destruction arising from any cause, including theft, fire, flood and electrical disruption. The Parties shall cooperate to mutually agree on an arrangement to transfer all tangible Transferred Assets, including the transportation method and schedule for the tangible Transferred Assets or storage of the tangible Transferred Assets. Jacobus shall be responsible for all reasonable costs and expenses of delivery of all tangible Transferred Assets to Catalyst. For clarity, all electronic Regulatory Filings and databases within the Transferred Assets must be transferred to Catalyst in native format.

(c) If, as of the Closing Date, any Transferred Contract requires consent of the counterparty thereto in order to assign such Transferred Contract to Catalyst (“Consent Agreement”), then Jacobus shall use commercially reasonable efforts to obtain such consent for a period of sixty (60) days after the Closing Date, provided, that Jacobus shall have no obligation to make any payments to any such counterparty or incur any obligations in respect of any such consent unless such payments are subject to prompt reimbursement by Catalyst or such obligations are assumed by Catalyst hereunder. If Jacobus is unable to obtain the necessary consent to assign any Consent Agreement within such 60-day period, Jacobus shall continue to enforce such Consent Agreement for the benefit of Catalyst for up to six (6) months following Closing Date or if longer, for so long as any ongoing obligations of the counterparty under such Consent Agreement (such as confidentiality obligations) remain in effect and, for clarity, such Consent Agreement will not be transferred and assigned to Catalyst.

5.4 Governmental Filings. After the Execution Date, Jacobus and Catalyst each agree to prepare and file whatever filings, requests or applications are required to be filed with any Governmental Authority in order to consummate the Transactions and to cooperate with one another as reasonably necessary to accomplish the foregoing. Each Party shall bear its own costs of such filings, requests, or applications. Without limiting the foregoing, no later than three (3) Business Days after the Closing Date, Jacobus shall: (a) (i) deliver letters (in form and substance reasonably satisfactory to Catalyst) to the FDA and other applicable Regulatory Authorities in the Territory indicating that the applicable Regulatory Filings (including (1) any INDs owned by Jacobus or its Affiliates for compassionate use of Licensed Product in the Territory, (2) the Ruzurgi NDA, (3) the Orphan Drug Designation for Ruzurgi, and any other Regulatory Filings that require such letters) have been transferred and assigned to Catalyst and that Catalyst is the new owner of such Regulatory Filings, and (ii) deliver to the FDA all other documents required to be delivered by Jacobus by 21 C.F.R. Part 314.72 in connection with such transfer, and (b) provide copies of said letters and documents to Catalyst.

5.5 Regulatory Filings. Catalyst acknowledges and agrees that after transfer to Catalyst of all Regulatory Filings included in the Transferred Assets, it will have sole responsibility for all regulatory reporting and Regulatory Filing maintenance obligations, including for Licensed Product adverse event reporting. Until the transfer of such Regulatory Filings from Jacobus to Catalyst is completed, Catalyst and Jacobus shall give prompt notice to the other Party upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority (together with copies of correspondence related thereto), which raises any material concerns regarding the safety or efficacy of the Licensed Product, or indicates or suggests a potential material liability for either Party to Third Parties arising in connection with the Licensed Product in the Territory.

5.6 Audit. [***]

5.7 Transfer Taxes. All sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, or other taxes required to consummate the Transactions (other than franchise or income taxes) (“Transfer Taxes”) shall be paid by Jacobus, and Jacobus will be responsible for bearing and paying any and all Transfer Taxes that may become payable in connection with the sale and purchase of, payment for, delivery of, or transfer of title to the Transferred Assets to Catalyst pursuant to this Agreement. Jacobus shall file all necessary tax returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, Catalyst will join in the execution of any such tax returns and other documentation. Catalyst and Jacobus shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable efforts to minimize liability for Transfer Taxes.

5.8 Patent Challenge. After the Execution Date and until expiration of the Royalty Term, Jacobus shall not, and shall cause its Affiliates to not, directly or indirectly, challenge or contest, or assist any other Person to challenge or contest, the validity, patentability or enforceability of any of the Firdapse Patents or Transferred Patents in the Territory.

5.9 Right of Reference. Effective as of the Closing Date, Catalyst hereby grants to Jacobus a right of reference (as defined in 21 C.F.R. §314.3(b) or foreign equivalents thereto in the Territory), with the right to grant further rights of reference solely to Jacobus’ Affiliates or licensees, in and to any and all Regulatory Filings related to Licensed Product that are transferred to Catalyst under this Agreement and maintained by Catalyst, to the extent necessary to obtain or maintain any Marketing Approval of Licensed Product outside the Territory. For clarity, Catalyst shall have no obligation to maintain any of the Licensed Product Regulatory Filings transferred to Catalyst hereunder. Jacobus shall be entitled to retain a copy of the Licensed Product Regulatory Filings transferred to Catalyst hereunder and if Catalyst does not maintain such Regulatory Filings, Catalyst will provide Jacobus a copy of any sequences Catalyst files after the Closing Date for the Firdapse NDA and any INDs for Firdapse.

5.10 Sales or Distribution for Compassionate Use. Upon the Closing, Jacobus shall cease, and shall cause its Affiliates and their respective licensees, sublicensees and distributors to cease, all sales and distribution of the Licensed Product for compassionate use in the Territory, including distribution of Licensed Product in the Territory for compassionate use under any IND held by Jacobus or its Affiliate or any investigator-held or physician-held IND. At the request of Jacobus and subject to applicable Law, Catalyst will consider granting permission to continue distribution of Licensed Product for compassionate use in the Territory after the Closing pursuant to investigator-held or physician-held INDs solely for patients who are determined to be intolerant to Firdapse (based on the advice of their physicians after using all reasonable efforts to transition such patients to Firdapse); provided that, Catalyst shall have no obligation to permit such continuing distribution after Closing.

5.11 Non-Competition; Petition for Certiorari. From the Closing Date until the later of (a) the expiration of the Royalty Term or (b) December 31, 2034 (the “Non-Competition Term”), Jacobus and its Affiliates shall not, directly or indirectly, either on its or their own or with or through any other Person, (i) research, develop, manufacture, commercialize, distribute, use or otherwise Exploit any Competing Product in the Field in the Territory, (ii) participate in the profits from Exploiting any Competing Product in the Field in the Territory, or (iii) indemnify others with respect to any Exploitation of any Competing Product in the Field in the Territory, in each case, without the prior written consent of Catalyst, which consent may be granted or withheld in Catalyst’s discretion. This Section 5.11 shall not prevent Jacobus or any of its Affiliates or any of their respective licensees or sublicensees, directly or indirectly, either on its or their own or with or through any other Person, from researching, developing (excluding clinical development and excluding filing of any Patents) or manufacturing any Competing Product in the Territory solely for Exploitation outside the Territory or from researching, developing or manufacturing any Competing Product outside the Territory for Exploitation outside the Territory; provided that, Jacobus and its Affiliates shall not, and shall ensure that their licensees and sublicensees shall not (through contractual covenants and enforcement of such covenants), directly or indirectly, either on its or their own or with or through any other Person, to conduct any clinical trials of any Competing Product anywhere in the Territory. Within three (3) Business Days after the Closing Date, Jacobus shall withdraw the Petition of Certiorari.

5.12 Patents. After the Closing Date, Jacobus shall not, itself or through an Affiliate or Third Party, file any Patent in the Territory that claims or covers, or is otherwise reasonably necessary or useful for the development, use, manufacture, commercialization or other Exploitation of, any Licensed Product in the Territory without first discussing such proposed Patent with Catalyst and obtaining Catalyst’s prior written consent to file such Patent in the Territory.

5.13 Insurance. Each Party shall maintain, at its own expense, commercial general liability insurance, product liability insurance and other appropriate insurance against liability and other risks associated with its activities relating to the Licensed Products in the Territory, including its indemnification obligations hereunder, with a reputable and financially secure insurance carrier in an amount consistent with sound business practice. Each Party shall maintain such insurance for the period commencing on the Execution Date and ending three (3) years after expiration of the Royalty Term; provided that in the case of Jacobus, in lieu of maintaining such insurance, Jacobus may purchase from a reputable and financially secure insurance carrier a “tail” policy providing coverage for the risks associated with its activities relating to the Licensed Products in the Territory prior to the Closing Date, including its indemnification obligations hereunder, for the period commencing on the Execution Date and ending three (3) years after expiration of the Royalty Term. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

5.14 Reasonableness of Covenants. Jacobus acknowledges that Catalyst will invest substantial time and money to acquire and Exploit the Transferred Assets, and the covenants set forth in Sections 5.8, 5.11 and 8.4 are a material part of the agreement between the Parties, are an integral part of the obligations of Jacobus hereunder, are supported by good and adequate consideration, and are reasonable and necessary to protect the legitimate business interests of Catalyst, and Catalyst would not consummate the Transactions unless the covenants set forth in such Sections were in full force and effect and constituted a binding and enforceable contract of Jacobus. Jacobus further acknowledges that the duration and geographic territory contained in Section 5.11 are reasonable in all respects and necessary to protect the value of the Transferred Assets and that, without such protection, Catalyst’s or any of its Affiliates’ competitive advantage would be adversely affected. Notwithstanding any other provision of this Agreement, the Parties agree that: (a) the covenants in Sections 5.8, 5.11 and 8.4 are severable and separate, and the unenforceability of any specific covenant will not affect the continuing validity and enforceability of any other covenant; and (b) if any court of competent jurisdiction determines that any of the scope, time or territorial restrictions set forth in Sections 5.8, 5.11 or 8.4 are unreasonable and therefore unenforceable, then the Parties agree that such provision will be enforced to the fullest extent that the court deems reasonable and this Agreement will thereby be reformed.

5.15 Affiliates. For clarity, the Parties acknowledge and agree that (a) neither Laura R. Jacobus or Richard W. Pursell nor any other shareholder, officer, director or employee of Jacobus or former shareholder, officer, director or employee of Jacobus shall be personally liable, directly or indirectly, for any liability or other obligation of Jacobus under this Agreement, including the indemnification obligations of Jacobus for Damages under Section 7, and (b) no shareholder, officer, director or employee of Catalyst or former shareholder, officer, director or employee of Catalyst shall be personally liable, directly or indirectly, for any liability or other obligation of Catalyst under this Agreement, including the indemnification obligations of Catalyst for Damages under Section 7. For clarity, the foregoing shall not modify or otherwise affect the obligations of the Key Officers to execute and deliver at Closing, and thereafter to be bound by, Non-Competition Agreements in the form attached hereto as Exhibit D.

5.16 Quality Agreement. [***]

SECTION 6. CONDITIONS TO CLOSING; TERMINATION

6.1 Conditions to Catalyst’s Performance. The obligation of Catalyst to effect the Closing of the Transactions is subject to the satisfaction (or written waiver by Catalyst), on or prior to the Closing Date, of each of the following conditions:

(a) Jacobus shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by Jacobus on or prior to the Closing Date;

(b) Jacobus’ representations and warranties set forth in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date;

(c) All filings with and consents of any Governmental Authority, if any, required to be made or obtained prior to the Closing by Jacobus in connection with Jacobus’ consummation of the Transactions by Jacobus shall have been made or obtained prior to the Closing Date and shall be in full force and effect; and

(d) No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition by a Governmental Authority shall be pending or in effect seeking to prevent or actually preventing the consummation of the Transactions.

6.2 Conditions to Jacobus’ Performance. The obligation of Jacobus to effect the Closing of the Transactions is subject to the satisfaction (or written waiver by Jacobus), on or prior to the Closing Date, of each of the following conditions:

(a) Catalyst shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by Catalyst on or prior to the Closing Date;

(b) Catalyst’s representations and warranties set forth in Section 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date;

(c) All filings with and consents of any Governmental Authority, if any, required to be made or obtained by Catalyst prior to the Closing in connection with Catalyst’s execution and delivery of this Agreement or consummation of the Transactions by Catalyst shall have been made or obtained prior to the Closing Date and shall be in full force and effect; and

(d) No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition by a Governmental Authority shall be pending or in effect seeking to prevent or actually preventing the consummation of the Transactions.

SECTION 7. INDEMNIFICATION

7.1 Indemnification by Jacobus. Subject to the other provisions of this Section 7, following the Closing, Jacobus shall indemnify, defend (as provided in Section 7.3), and hold harmless Catalyst, its Affiliates, and each of their respective officers, directors, employees, agents, successors and permitted assigns (each a “Catalyst Indemnified Party”) from and against and in respect of any and all Damages to the extent caused by, related to, or arising, directly or indirectly, from or in connection with any of the following:

(a) any Excluded Liabilities or Excluded Assets;

(b) any inaccuracy in or breach of any representation or warranty made by Jacobus in this Agreement; or

(c) any breach or nonfulfillment by Jacobus of any of its covenants, obligations or agreements contained in this Agreement;

provided that Jacobus shall have no obligation to indemnify, defend or hold harmless any Catalyst Indemnified Party (i) to the extent any Damages are indemnifiable by Catalyst pursuant to Section 7.2 or (ii) for any Damages to the extent caused by, related to, or arising, directly or indirectly, from or in connection any Catalyst and SERB Released Claim (as defined in the Settlement Agreement).

7.2 Indemnification by Catalyst. Subject to the other provisions of this Section 7, following the Closing, Catalyst shall indemnify, defend (as provided in Section 7.3), and hold harmless Jacobus, its Affiliates, and each of their respective officers, directors, employees, agents, successors and permitted assigns (each a “Jacobus Indemnified Party”) from and against and in respect of any and all Damages to the extent caused by, related to, or arising, directly or indirectly, from or in connection with any of the following:

(a) any Assumed Liabilities;

(b) any inaccuracy in or breach of any representation or warranty made by Catalyst in this Agreement; or

(c) any breach or nonfulfillment by Catalyst of any of its covenants, obligations or agreements contained in this Agreement;

provided that Catalyst shall have no obligation to indemnify, defend or hold harmless any Jacobus Indemnified Party (i) to the extent any Damages are indemnifiable by Jacobus pursuant to Section 7.1 or (ii) for any Damages to the extent caused by, related to, or arising, directly or indirectly, from or in connection any Jacobus and PantheRx Released Claim (as defined in the Settlement Agreement).

7.3 Third-Party Claims.

(a) If any Indemnified Party becomes aware of a Third Party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that the Indemnified Party reasonably believes may give rise to the Indemnifying Party’s obligation to indemnify pursuant to this Section 7 (any such claim, a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except and only to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such delay or failure.

(b) Within twenty (20) Business Days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third-Party Claim referred to therein at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to assume or control the investigation, defense or prosecution of such Third-Party Claim if (i) a material portion of the Damages associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder, (ii) at the time of assumption or thereafter, the Indemnifying Party fails to conduct the investigation, defense or prosecution actively and diligently, or (iii) such Third-Party Claim seeks non-monetary, equitable or injunctive relief against the Indemnified Party or alleges any violation of Law by the Indemnified Party; and in each such case ((i), (ii) or (iii)), the Indemnified Party may assume control of its defense.

(c) The Party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third-Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third-Party Claim which cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised, in writing, of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party, as reasonably requested by the Controlling Party, in the defense of such Third-Party Claim.

(d) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if (i) such settlement or judgment (A) involves no admission of wrongdoing by the Indemnified Party, and (B) the sole relief provided is monetary Damages, and (ii) the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates, directors, officers, employees and representatives from further liability. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit liability with respect to, or agree to any settlement of or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnifying Party shall not be required with respect to any such settlement or judgment if the Indemnified Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and that no Indemnified Party is entitled to indemnification under this Agreement in respect of such settlement or judgment. Furthermore, a Party’s consent to any settlement of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim and the existence of any Third-Party Claim shall not create a presumption of any breach by a Party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

7.4 Indemnification Not Involving Third-Party Claims.

(a) In order to seek indemnification under this Section 7 for a claim that does not involve a Third-Party Claim, the Indemnified Party shall with reasonable promptness deliver a written notice (an “Indemnification Demand”) to the Indemnifying Party which contains (i) a summary, in reasonable detail, of the facts and circumstances giving rise to such claim and the amount of Damages actually incurred and, to the extent the Damages have not yet been incurred, a good faith, non-binding estimate of the amount of Damages that are reasonably expected to be incurred (to the extent then known), and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 7.1 or Section 7.2 (as the case may be) for such Damages and a reasonable explanation of the basis therefor (to the extent then known).

(b) Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnifying Party shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within forty-five (45) days following receipt by the Indemnifying Party of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice prior to the expiration of such 45-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 7, and, subject to the limitations in Section 7.5, the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined.

(c) If the Indemnifying Party timely delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Indemnification Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth such resolution shall be prepared and signed by both Parties, and shall be binding and conclusive upon the Parties hereto.

(d) If no such resolution can be reached during the 45-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 45-day period (or such longer period as may be mutually agreed by the Parties in writing), the Indemnified Party shall be entitled to pursue all remedies available to it under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement).

7.5 Limits on Indemnification.

(a) Except for Damages based on fraud or willful breach, Jacobus’ aggregate liability for Damages from indemnification claims under this Section 7 shall not exceed the Purchase Price.

(b) In calculating the amount of indemnification payable to an Indemnified Party, the amount of the Damages claimed by the Indemnified Party (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damage.

(c) Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Damage for which it is entitled to seek indemnification hereunder.

(d) In any case where an Indemnified Party recovers from a Third Party any amount in respect of any Damages with respect to which an Indemnifying Party has indemnified it pursuant to this Section 7, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such Damages and (ii) any reasonable out-of-pocket costs and expenses incurred by the Indemnifying Party in pursuing or defending any claim arising out of such Damages.

(e) Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Knowledge Party of a Party has, as of the Closing Date, any actual knowledge (without any duty of inquiry) of any fact, event or circumstance which constitutes a breach by the other Party of any of such other Party’s representations, warranties or covenants in this Agreement, then such fact, event or circumstance cannot be asserted by the Party whose Knowledge Party has such knowledge as a basis for any indemnification claim against the other Party under this Section 7.

(f) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES, LOSSES BASED UPON LOST REVENUES OR PROFITS, DIMINUTION OF VALUE, MULTIPLE OF EARNINGS, PROFITS OR CASH FLOW OR SIMILAR MEASURES, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY, THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY OTHER TRANSACTION CONTEMPLATED HEREBY, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES; PROVIDED THAT NOTHING IN THIS SECTION 7.5 SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS SECTION 7 WITH RESPECT TO THIRD-PARTY CLAIMS, (B) EITHER PARTY’S LIABILITY FOR BREACHES OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 8, OR (C) JACOBUS’ LIABILITY FOR BREACH OF SECTION 5.11.

7.6 Survival and Expiration of Representations, Warranties and Covenants.

(a) The representations and warranties made by each of Jacobus and Catalyst in Section 3 and Section 4, respectively, shall survive the Closing and remain in full force and effect until the date that is twelve (12) months after the Closing Date, except that, the representations and warranties of Jacobus set forth in Sections 3.1 (Organization and Standing), 3.2 (Ownership; Liens; Sufficiency of Assets; Right to License), 3.3 (Power and Authority; Consents), 3.4 (Corporate Action; Binding Effect), 3.5 (Intellectual Property), and 3.9 (Brokers and Finders) shall survive the Closing and remain in full force and effect until the date that is twenty-four (24) months after the Closing Date (the date of expiration of such 12-month period or 24-month period, as applicable, an “Expiration Date”). If Catalyst or Jacobus delivers to the other Party, before the applicable Expiration Date, either a Claim Notice or an Indemnification Demand based upon a breach of a representation or warranty in Section 3 or Section 4, then such claim and associated representation and warranty and right to indemnification (including any right to pursue such indemnification hereunder) will not terminate, and shall survive until (but only for purposes of) the resolution and final determination of such claim covered by such Claim Notice or Indemnification Demand.

(b) Each covenant and agreement in this Agreement, and all associated rights to indemnification (including any right to pursue such indemnification hereunder), will survive the Closing and will continue in full force thereafter, without limitation as to time, until fully performed in accordance with its terms or until the date that is ninety (90) days past the expiration of the applicable statute of limitations period relating to such covenant or agreement. Any claims based on fraud will survive the Closing indefinitely.

7.7 Right of Set off. If a Third Party makes a Third-Party Claim against any Catalyst Indemnified Party, then, at any time that Catalyst incurs or otherwise suffers Damages (including reasonable fees and expenses of counsel and other professionals and experts if Jacobus (as the Indemnifying Party) fails to assume control of the defense of such Third-Party Claim for any reason or if Catalyst (as the Indemnified Party) assumes control of the defense of such Third-Party Claim pursuant to Section 7.3(b)), Catalyst may set off the amount of the Damages incurred or otherwise suffered by Catalyst in connection with such Third-Party Claim against Royalty Payments and any portion of the Purchase Price which has not been paid to Jacobus in accordance with this Agreement. Neither the exercise of, nor the failure to exercise, such right of set off shall constitute an election of remedies or limit Catalyst in any manner in the enforcement of any other remedies that may be available to Catalyst.

7.8 Construction. For purposes of determining whether a breach has occurred in connection with a claim for indemnification under this Section 7, each of the representations and warranties that contains any qualifications as to “materiality” shall be deemed to have been given as though there were no such qualifications.

SECTION 8. CONFIDENTIALITY

8.1 Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party of Confidential Information shall not, directly or indirectly, publish or otherwise disclose to any Third Party and shall not use for any purpose at any time any Confidential Information (whether or not such information is or was developed by any of them), except to the extent permitted under this Section 8. The receiving Party shall take commercially reasonable steps to maintain the Confidential Information as strictly confidential and to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Parties agree that Confidential Information is not deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components or combinations are now, or become, known to the public. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a) was already known to the receiving Party at the time of disclosure, other than under an obligation of confidentiality;

(b) was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation of confidentiality to the disclosing Party or any other Third Party.

8.2 Permitted Use and Disclosures. Notwithstanding Section 8.1, each receiving Party may use or disclose Confidential Information of the disclosing Party only to the extent such use or disclosure is reasonably necessary (a) in the exercise of its rights or performance of its obligations hereunder, or (b) in prosecuting or defending litigation, prosecuting Patents, complying with applicable Laws or otherwise submitting information to Tax or other Governmental Authorities. The receiving Party may disclose the disclosing Party’s Confidential Information only to the receiving Party’s and its Affiliates’ respective directors, officers, employees, subcontractors, consultants or contractors (collectively, “Representatives”), who have a need-to-know such information in order for the receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided that the receiving Party shall hold all Representatives to written obligations of confidentiality with terms and conditions at least as protective of the disclosing Party’s Confidential Information as those set forth in this Agreement. Catalyst shall have the right to disclose the Confidential Information of Jacobus and both Parties shall have the right to disclose the terms of this Agreement to its actual or prospective collaborators, licensees, sublicensees, underwriters, investors, advisors, lenders, or other financing sources or to strategic partners, and who in each case have a need to know such Confidential Information or terms of this Agreement and who are bound by reasonable obligations of confidentiality and restrictions on non-use. In addition, Jacobus shall have the right to disclose Transferred Assets-related Confidential Information that is transferred by Jacobus to Catalyst hereunder to Jacobus’ actual or prospective collaborators, licensees, sublicensees or strategic partners, who in each case have a need to know such Confidential Information in connection with Exploitation of Licensed Product, Compound or Licensed IP outside the Territory and who are bound by reasonable obligations of confidentiality and restrictions on non-use. Nothing in this Section 8.2 shall prevent or restrict the use or disclosure by Jacobus and its Affiliates of any Confidential Information of Jacobus or the Licensed IP to develop, manufacture, have manufactured, commercialize or otherwise Exploit Products outside the Territory.

8.3 Required Disclosure.

(a) If the receiving Party is required to disclose Confidential Information of the disclosing Party under applicable Law or a court order, the receiving Party shall: (i) provide the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (ii) afford the disclosing Party an opportunity to oppose or limit, or use reasonable efforts to secure confidential treatment for, such required disclosure and (iii) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), disclose only that portion of the Confidential Information that the receiving Party is legally required to disclose. The confidentiality and non-use obligations of the receiving Party applicable to such Confidential Information shall continue to apply in all other respects.

(b) Each Party may disclose this Agreement and its terms, in securities filings with the United States Securities and Exchange Commission (the “SEC”) or any equivalent Governmental Authority to the extent required by applicable Law after complying with the procedure set forth in this Section 8.3(b). The Party seeking such disclosure shall prepare and provide to the other Party a proposed redacted version of this Agreement to request confidential treatment for the redacted portions of this Agreement, and the other Party shall promptly (and in any event, within three (3) Business Days after receipt of such proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable Law. The Party seeking such disclosure shall consider any reasonable comments thereto provided by the other Party within such three (3)-Business Day period.

8.4 Transferred Assets Confidential Information. At all times from and after the Closing, Jacobus shall safeguard and hold all Confidential Information related to the Transferred Assets and Licensed Products in the Territory, including the Licensed Know-How, in strict confidence, and shall not, directly or indirectly in any capacity communicate, reveal, report, publish, disclose or transfer any such Confidential Information to any Person (other than Catalyst or its Affiliates) or use any such Confidential Information in any manner or for the benefit of any Person (other than Catalyst or its Affiliates); provided that Jacobus may disclose such Confidential Information: (a) with Catalyst’s prior written consent or following Catalyst’s public disclosure of such Confidential Information; (b) to a financial advisor or accountant who is subject to an obligation of confidence, solely for the purpose of obtaining advice or services from such Person pertaining to Jacobus’s Tax returns or other Tax obligations; or (c) to the extent the disclosure is permitted under Section 8.2 or Section 8.3.

8.5 Public Announcements. Notwithstanding anything to the contrary herein, except as may be required to comply with the requirements of any applicable Law, including the rules and regulations of the SEC or other stock exchange upon which the securities of a Party is listed, from and after the Execution Date, no press release or similar public announcement or communication shall be made or caused to be made by either Party or any of its Affiliates relating to this Agreement or the Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Parties will issue press releases, in each case that are approved by mutual agreement of the Parties, announcing (a) the execution of this Agreement and (b) the Closing of the Transactions. For clarity, Catalyst may issue such press releases, public announcements or communications or make such SEC filings as it determines are reasonably necessary to comply with disclosure requirements of the SEC.

8.6 Prior Confidentiality Agreement. The Parties acknowledge that Catalyst and Jacobus previously entered into the Confidentiality Agreement. The Parties agree this Agreement supersedes the terms and conditions of the Confidentiality Agreement with respect to information disclosed thereunder. All information exchanged between the Parties under the Confidentiality Agreement shall be deemed Confidential Information and shall be subject to the terms of this Section 8.

8.7 Survival. The receiving Party’s obligations of confidentiality and non-use with respect to any Confidential Information set forth in this Section 8 shall survive termination of this Agreement for a period of seven (7) years thereafter; provided that such obligations with respect to any Confidential Information comprising a Trade Secret of the disclosing Party shall survive and continue for as long as such Confidential Information qualifies as a Trade Secret of the disclosing Party under applicable Law.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Force Majeure. Neither Party shall be liable for any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, embargo, work stoppage, power failures, fire, flood, earthquake, epidemic, pandemic (other than COVID-19), unavailability of supplies, materials or transportation, or any applicable Law or decision, order or judgment of any Governmental Authority), and in general any other cause or condition beyond its reasonable control which impair or prevent in whole or in part performance by such Party hereunder; provided that the payment of amounts due and owing hereunder shall not be excused or delayed as a result of any force majeure act or event. In the event that a Party is unable to perform its duties and obligations hereunder as a result of an event of force majeure, as described in the first sentence of this Section 9.1, the affected Party shall, as promptly as reasonably practicable, give notice of the occurrence of such event to the other Party and shall use its commercially reasonable efforts to resume the performance at the earliest reasonably practicable date.

9.2 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by an authorized representative of each Party.

9.3 Expenses. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

9.4 Waiver.

(a) No failure on the part of a Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.5 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Disclosure Schedule, Updated Disclosure Schedule, Ancillary Agreements and the Settlement Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter, including the Confidentiality Agreement which is superseded hereby.

9.6 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute or controversy arising under or related to this Agreement that is not resolved amicably through good faith discussion, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

9.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Jacobus or Catalyst without the prior written consent of the other Party, and any attempted assignment of this Agreement or any such rights or obligations without such consent shall be void and of no effect; provided that (a) either Party may assign this Agreement or any such rights or obligations to an Affiliate without the prior written consent of the other Party, and (b) either Party may assign this Agreement as a whole without the consent of the other Party, to a successor in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns.

9.8 Third Party Beneficiaries. Except for the rights to indemnification provided for in Section 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) one Business Day after being sent by courier or express next-day delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party):

if to Catalyst:

Catalyst Pharmaceuticals, Inc.

355 Alhambra Cir.

Suite 801

Coral Gables, FL 33134

Attention: Brian Elsbernd, Chief Legal Officer

with a copy to (which shall not constitute notice):

Philip B. Schwartz, Esq.

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

if to Jacobus:

Laura R. Jacobus

Jacobus Pharmaceutical Company, Inc.

P.O. Box 5290

Princeton, New Jersey 08540

with a copy to (which shall not constitute notice):

David Farber, Esq.

King & Spalding

1700 Pennsylvania Ave., N.W. Suite 900

Washington, D.C. 20006

9.10 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party hereto. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the fullest extent possible.

9.11 Specific Performance; Non-Exclusive Remedies. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Catalyst and Jacobus would be irreparably harmed if any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) As used in this Agreement, the word “day” will mean calendar day unless Business Day is specified.

9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the signatories to this Agreement may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail or by other electronic means. PDF or other electronic signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this License and Asset Purchase Agreement to be executed as of the Execution Date.

JACOBUS PHARMACEUTICAL COMPANY, INC.

By:	/s/ Laura R. Jacobus
Name: Laura R. Jacobus
Title: President

CATALYST PHARMACEUTICALS, INC.

By:	/s/ Patrick J. McEnany
Name: Patrick J. McEnany
Title: CEO

[SIGNATURE PAGE TO LICENSE AND ASSET PURCHASE AGREEMENT]

Exhibit A

Form of Patent Assignment Agreement

[***]

3

Exhibit B

Form of Assignment and Assumption Agreement

[***]

Exhibit C

Form of Bill of Sale

[***]

Exhibit D

Form of Non-Competition Agreement

[***]

Exhibit E

Settlement Agreement

[Separately Provided]

Schedule 1.13

Compound

[***]

Schedule 1.29

Firdapse Patents

[***]

Schedule 1.50

Licensed Trademarks

[***]

2

Schedule 1.84

Transferred Contracts

[***]

Schedule 1.85

Inventory of Licensed Product and Compound

[***]

1

Schedule 1.86

Transferred Patents

[***]